Exhibit 10.14.4

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of September 12, 2012, by and among FIRST SOUTHWEST HOLDINGS, LLC, a Delaware limited liability company (“Employer”), PLAINS CAPITAL CORPORATION, a Texas corporation (the “Company”) and HILL A. FEINBERG (“Executive”) for purposes of amending that certain Employment Agreement dated as of December 18, 2008, by and among Employer, the Company and Executive, as amended by that certain First Amendment to Employment Agreement by and among Employer, the Company and Executive dated as of March 2, 2009 (collectively, the “Agreement”).  Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger by and among the Company, Hilltop Holdings Inc., a Maryland corporation (“Purchaser”), and Meadow Corporation, a Maryland corporation and a direct, wholly-owned subsidiary of Purchaser (“Merger Sub”), dated as of May 8, 2012 (the “Merger Agreement”), pursuant to which the Company will, on the terms and subject to the conditions set forth in the Merger Agreement, merge with and into Merger Sub, with Merger Sub as the surviving entity (the  “Merger”); and

WHEREAS, pursuant to Section 6.5(e) of the Merger Agreement and Schedule 6.5(e) of the Company Disclosure Schedule (as defined in the Merger Agreement), the Company must use its reasonable best efforts to cause certain of the employment agreements of the Company and its employees to be amended prior to the Closing Date (as defined in the Merger Agreement) in a manner that would extend the term of such employment agreements to a date that is the second anniversary of the Closing Date and eliminate the automatic renewal feature of such employment agreements upon the applicable anniversary date, such that as of the Closing Date, the term of each employment agreement shall expire on the second anniversary of the Closing Date; and

WHEREAS, the parties desire to amend the Agreement in accordance with Section 6.5(e) of the Merger Agreement and Schedule 6.5(e) of the Company Disclosure Schedule, contingent upon and effective only upon the Closing (as defined in the Merger Agreement) of the Merger (the “Effective Time”); and

WHEREAS, the parties further desire to amend the non-competition provisions of the Agreement effective only upon the Closing to provide that the Executive is subject to the non-competition provisions during the Term of this Agreement, and for a period of one (1) year following the earlier of (i) his Termination of Employment or (ii) the termination of this Agreement; and

WHEREAS, the parties further desire to amend the bonus provisions of the Agreement effective only upon the Closing to (i) eliminate the guaranteed bonus provisions and (ii) clarify who determines the annual bonus, in each case pursuant to Section 3(b) of the Agreement.

NOW, THEREFORE, in consideration of the mutual promises, conditions and covenants contained herein and in the Agreement, and other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties agree as follows:

1.                                      Section 3(b) is amended, effective as of the Effective Time, by deleting said Section in its entirety and substituting in lieu thereof the following new Section 3(b):

Bonus. Subject to Section 17 below, Executive shall be eligible to receive an annual bonus for each year ending during the term of this Agreement as shall be determined by the Board of Directors of Hilltop Holdings Inc. (the “Board”) or whomever is delegated such authority by the Board (the “Incentive Bonus”). The Incentive Bonus shall not be based upon performance criteria that would encourage Executive to take any unnecessary and excessive risks that threaten the value of Employer, and Employer expressly discourages Executive from taking such risks.  Notwithstanding the foregoing, during any period that Employer is subject to Section 111(b) of the Emergency Economic Stabilization Act of 2008 (“EESA”): (1) in the event Employer (or the Compensation Committee of the Company) determines, in its sole discretion, that Executive has taken any unnecessary and excessive risks, Employer may reduce all or any portion of the Incentive Bonus to which Executive has obtained a legally binding right pursuant to this Section 3(b); and (2) in the event Employer (or the Compensation Committee of the Company) determines, in its sole discretion, that Executive has been paid or has obtained a legally binding right to an Incentive Bonus pursuant to this Section 3(b) that is based on materially inaccurate financial statements and any other materially inaccurate performance metric criteria, Executive must pay Employer an amount equal to such Incentive Bonus immediately after Executive receives notice of such misstatement (or forfeit receipt of such Incentive Bonus if the Incentive Bonus has not been paid).  Any bonus payable under this Section 3(b) shall be paid on or before March 15 of the year following the year for which the bonus is payable.

2.                                      Section 4 is amended, effective as of the Effective Time, by deleting said Section in its entirety and substituting in lieu thereof the following new Section 4:

4.                                      Term of Agreement.  This Agreement shall become effective and binding immediately upon its execution and shall remain in effect until the date that is the second anniversary of the “Closing Date” as defined in that certain Agreement and Plan of Merger by and among the Company, Hilltop Holdings Inc., a Maryland corporation, and Meadow Corporation, a Maryland corporation, dated as of May 8, 2012 (such second anniversary date being referred to herein as, the “Term Date”).  Unless the parties agree in writing to extend the term of this Agreement at any time on or before the Term Date, this Agreement shall expire on the Term Date.  It is the intent of the parties hereto that certain provisions of this Agreement, such as Sections 5(a)(ii), 10, 11, 12, 13, 14, 15 and 16, by their terms shall survive and remain effective after the termination of this Agreement.

3.                                      Section 15 is amended, effective as of the Effective Time, by deleting said Section in its entirety and substituting in lieu thereof the following new Section 15:

15.                               Non-Competition. Ancillary to his promise to protect the Confidential Information of Employer, Executive agrees that during the Term of this Agreement, and for a period of one (1) year following the earlier of (i) his Termination of Employment or (ii) the termination of this Agreement, Executive shall not engage or invest in, own, manage, operate, finance, control, participate in the ownership, management, operation, financing or control of, be employed by, associated with or in any manner connected with, lend Executive’s name or any similar name to, lend Executive’s credit to or render services or advice to any business that provides services of investment banking, consumer banking, commercial banking, financial advisory services, mortgage banking, residential mortgage brokerage, commercial mortgage brokerage, equipment leasing, personal property leasing, personal insurance, commercial insurance, title insurance or other financial services of any type whatsoever anywhere within the state of Texas; provided, however, Executive may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934.

Executive further acknowledges that:

(a)                                 The services to be performed by Executive under this Agreement are of a special, unique, unusual, extraordinary and intellectual character;

(b)                                 Employer’s business is statewide in scope and its products and services are marketed throughout the state of Texas;

(c)                                  Employer competes with other businesses that are or could be located in any part of the state of Texas; and

(d)                                 The provisions of this Section 15 are reasonable and necessary to protect Employer’s business.

4.                                      The parties to this Amendment have read this Amendment, understand it and voluntarily accept its terms and the parties agree that there shall not be strict interpretation against either party in connection with any review of this Amendment in which interpretation thereof is an issue.  Executive further acknowledges that:  (i) this Amendment is executed voluntarily and without any duress or undue influence on the part or behalf of the Company or any of its affiliates; (ii) this entire Amendment is written in a manner calculated to be understood by Executive; (iii) Executive knowingly consents to all changes set forth in this Amendment, including for purposes of Good Reason (as defined in the Agreement); and (iv) Executive is fully aware of the legal and binding effect of this Amendment.

5.                                      Except as amended hereby, the Agreement shall continue in full force and effect.

* * * * * * * *

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

HILL A. FEINBERG		PLAINS CAPITAL CORPORATION

Executive:	/s/ HILL A. FEINBERG	By:	/s/ ALAN B. WHITE

Date:	9/12/2012	Its:	Chairman and CEO

		Date:	9/17/2012

FIRST SOUTHWEST HOLDINGS, LLC

		By:	/s/ HILL A. FEINBERG

		Its:	CEO

		Date:	9/12/2012